Exhibit 3.1

Michigan Department of Consumer and Industry Services

Filing Endorsement

This is to Certify that the ARTICLES OF INCORPORATION - PROFIT for

MERCANTILE BANK CORPORATION

ID NUMBER: 478801

received by facsimile transmission on July 15, 1997 is hereby endorsed

Filed on July 15, 1997 by the Administrator.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 16th day of July, 1997.

MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES –

CORPORATION, SECURITIES & LAND DEVELOPMENT BUREAU

Date Received                                                                                                           Effective Date

Corporation Identification Number

ARTICLES OF INCORPORATION

OF

MERCANTILE BANK CORPORATION

These Articles of Incorporation are signed by the incorporator for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

ARTICLE I

Name

The name of the corporation is Mercantile Bank Corporation.

ARTICLE II

Corporate Purpose

The purpose or purposes for which the corporation is formed are to serve as a bank holding company registered under the Bank Holding Company Act of 1956, being 12 U.S.C. Sections 1841 to 1850 (as amended from time to time, and including any successor statutes) and to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

Capital Stock

The total number of shares of all classes of stock which the corporation shall have authority to issue is 10,000,000 shares which shall be divided into two classes as follows;

(1)	1,000,000 shares of Preferred Stock (Preferred Stock); and

(2)	9,000,000 shares of Common Stock (Common Stock).

The designations and the powers, preferences and relative, participating optional or other special rights, and the qualifications limitations or restrictions of the above classes of stock shall be as follows:

A.	Preferred Stock

1.         Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine.

2.        The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restriction thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a)    The designation of such series and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

(b)    The dividend rate or rates on the shares of such series and the preference or relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what condition such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

(c)    Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporations, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

(d)    The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(e)    Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

(f)    Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(g)    The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more directors, or additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

(h)    Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

(i)    Any other preferences, privileges and powers and relative, participating, option or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

3.    Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Section A, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

4.    Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Business Corporation Act of the State of Michigan, be given the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

B.	Common Stock

1.     Except as otherwise required by law or by any amendment to these Articles of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by him of record on the books of the corporation on all matters voted upon by the shareholders.

2.    Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by Law, such dividends as may be declared from time to time by time Board of Directors.

3.          In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation of winding up of the corporation for the purposes of this paragraph.

4.     Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred Stock or any obligation of the corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (ii) upon exercise of any options, warrants or rights at the time outstanding to purchase shares of Common Stock.

ARTICLE IV

Board of Directors

A.          Number, Election and Term of Director. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors of the corporation, except that the minimum number of directors shall be fixed at no less than 6 and the maximum number of directors shall be fixed at no more than 15. The directors shall be divided into three classes, designated Class I, Class II and Class Ill. Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-years term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders, beginning in 1998, successors of the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

B.    Shareholder Nomination of Director Candidates. Nominations for election to the Board of Directors of the corporation at a meeting of shareholders may be made by the Board of Directors, on behalf of the Board of Directors by any nominating committee appointed by the Board of Directors, or by any shareholder of the corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Secretary of the corporation at least 60 days but no more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. The notice shall set forth (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the corporation which are beneficially owned by each nominee and by the nominating shareholder; (v) any other information concerning the nominee that must be disclosed by nominees in a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Regulation); and (vi) the executed consent of each nominee to serve as a director of the corporation, if elected. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

C.    Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any director of any class chosen to fill a vacancy in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting for the year in which his or her term expires and until such director's successor shall have been elected and qualified.

D.    Removal. Any director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

E.    Preferred Stock. Notwithstanding the foregoing paragraphs, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation applicable thereto. The then authorized number of directors of the corporation shall be increased by the number of additional directors to be elected, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

F.    Amendment or Repeal. Notwithstanding anything contained in these Articles of Incorporation or the By-laws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with the purpose and intent of this Article.

ARTICLE V

Director’s Liability

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551(1) of the Michigan Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the Michigan Business Corporation Act is amended after the date of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI

Indemnification

Directors and officers of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service to the corporation or a subsidiary, or to another organization at the request of the corporation or a subsidiary. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the corporation. The corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him and incurred by him in respect of such service whether or not the corporation would have the power to indemnify him against such liability by law or under the provision of this paragraph. The provisions of this paragraph shall be applicable to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors, and administrators of the directors, officers and other persons referred to in this paragraph.

ARTICLE VII

Shareholder Action

Except as otherwise required by law, any action required or permitted to be taken on or after September 30, 1997 by any shareholders of the corporation must be effected at a duly called annual or special meeting of such shareholders and may not be effected by any consent in writing by such shareholders. Except as may be otherwise required by law, special meetings of shareholders of the corporation may be called only by the Board of Directors or the Chairman of the Board. Notwithstanding anything contained in these Articles of Incorporation or the By-laws of the corporation to the contrary, the affirmative vote of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with the purpose and intent of this Article.

ARTICLE VIII

Registered Office and Agent

The address of the initial registered office of the corporation is: 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226. The name of the resident agent is: Jerome M. Schwartz.

ARTICLE IX

Incorporator

The name and address of the incorporator of the corporation is as follows:

Jerome M. Schwartz

Dickinson, Wright, Moon, Van Dusen & Freeman

500 Woodward Avenue, Suite 4000

Detroit, Michigan 48226

I, the incorporator, sign my name this 15th day of July, 1997.

/s/ Jerome M. Schwartz
Incorporator, Jerome M. Schwartz

Fees remitted by and document to be returned to:

Jerome M. Schwartz

Dickinson, Wright, Moon, Van Dusen and Freeman

500 Woodward Avenue, Suite 4000

Detroit, Michigan 48226

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 13th day of December, 2021. Linda Clegg, Director
Corporations, Securities & Commercial Licensing Bureau
Certificate Number: 21120462703

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received July 7, 2004	(FOR BUREAU USE ONLY)
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.	FILED July 7, 2004
Name Jerome M. Schwartz
Address Dickinson Wright PLLC, 500 Woodward Avenue, Suite 4000
City State Zip Code Detroit Michigan 48226	EFFECTIVE DATE:

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: Mercantile Bank Corporation

2.	The identification number assigned by the Bureau is: 478801

3.	Article III of the Articles of Incorporation is hereby amended to read as follows: Please see Exhibit A attached hereto which sets forth Article III of the Articles of Incorporation, as amended.

4.	The foregoing amendment to the Articles of Incorporation was duly adopted on the 22nd day of April, 2004 by the shareholders at a meeting where the necessary votes were cast in favor of the amendment.
Signed this 12th day of May, 2004 MERCANTILE BANK CORPORATION By: /s/ Gerald R. Johnson, Jr. Name: Gerald R. Johnson, Jr. Title: Chairman and Chief Executive Officer

Name of organization remitting fees:	Preparer's name and business telephone number:

Mercantile Bank Corporation	Jerome M. Schwartz
Dickinson Wright PLLC (313) 223-3500

EXHIBIT A

ARTICLE III

Capital Stock

The total number of shares of all classes of stock which the corporation shall have authority to issue is 21,000,000 shares which shall be divided into two classes as follows:

(1)	1,000,000 shares of Preferred Stock (Preferred Stock); and

(2)	20,000,000 shares of Common Stock (Common Stock).

The designations and the powers, preferences and relative, participating optional or other special rights, and the qualifications limitations or restrictions of the above classes of stock shall be as follows:

A.	Preferred Stock

1.    Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine.

2.    The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restriction thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a)    The designation of such series and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

(b)    The dividend rate or rates on the shares of such series and the preference or relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what condition such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

(c)    Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporations, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

(d)    The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(e)    Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof

(f)    Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(g)    The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more directors, or additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

(h)    Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

(i)    Any other preferences, privileges and powers and relative, participating, option or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

3.    Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Section A, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

4.    Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Business Corporation Act of the State of Michigan, be given the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

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B.	Common Stock

1.    Except as otherwise required by law or by any amendment to these Articles of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by him of record on the books of the corporation on all matters voted upon by the shareholders.

2.    Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

3.    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation of winding up of the corporation for the purposes of this paragraph.

4.    Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred Stock or any obligation of the corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (ii) upon exercise of any options, warrants or rights at the time outstanding to purchase shares of Common Stock.

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This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 13th day of December, 2021. Linda Clegg, Director
Corporations, Securities & Commercial Licensing Bureau
Certificate Number: 21120463003

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY)
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.	FILED May 2, 2008
Name Jerome M. Schwartz
Address Dickinson Wright PLLC, 500 Woodward Avenue, Suite 4000
City State Zip Code Detroit Michigan 48226	EFFECTIVE DATE:

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: Mercantile Bank Corporation

2.	The identification number assigned by the Bureau is: 478801

3.	Article IV of the Articles of Incorporation is hereby amended to read as follows: Please see Appendix A attached hereto which sets forth Article IV of the Articles of Incorporation, as amended.

4.

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 24th day of April, 2008 by the shareholders at a meeting in accordance with Section 611(3) of the Act.

Signed this 24th day of April, 2008 MERCANTILE BANK CORPORATION By: /s/ Michael H. Price Michael H. Price Chairman of the Board, President, and Chief Executive Officer

Name of organization remitting fees:	Preparer's name and business telephone number:

Dickinson Wright PLLC	Jerome M. Schwartz
Dickinson Wright PLLC (313) 223-3500

Appendix A

ARTICLE IV

Board of Directors

A.          Number, Election and Term of Directors. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors of the corporation, except that the minimum number of directors shall be fixed at no less than 6 and the maximum number of directors shall be fixed at no more than 15. Commencing with the 2009 annual meeting of shareholders, directors shall be elected annually to hold office until the succeeding annual meeting of shareholders. Directors elected at the 2006 annual meeting of shareholders shall hold office until the 2009 annual meeting of shareholders; directors elected at the 2007 annual meeting of shareholders shall hold office until the 2010 annual meeting of shareholders; and directors elected at the 2008 annual meeting of shareholders shall hold office until the 2011 annual meeting of shareholders. A director shall hold office for the term for which the director is elected and until the director's successor is elected and qualified, or until the director's resignation or removal.

B.        Shareholder Nomination of Director Candidates. Nominations for election to the Board of Directors of the corporation at a meeting of shareholders may be made by the Board of Directors, on behalf of the Board of Directors by any nominating committee appointed by the Board of Directors, or by any shareholder of the corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Secretary of the corporation at least 60 days but no more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. The notice shall set forth (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the corporation which are beneficially owned by each nominee and by the nominating shareholder; (v) any other information concerning the nominee that must be disclosed by nominees in a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Regulation); and (vi) the executed consent of each nominee to serve as a director of the corporation, if elected. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

C.        Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any director chosen to fill a vacancy shall hold office for a term that expires at the next election of directors and until the director's successor is elected and qualified. In no case will a decrease in the number of directors shorten the term of any incumbent director

D.          Removal. Any director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

E.          Preferred Stock. Notwithstanding the foregoing paragraphs, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation applicable thereto. The then authorized number of directors of the corporation shall be increased by the number of additional directors to be elected.

F.           Amendment or Repeal. Notwithstanding anything contained in these Articles of Incorporation or the By-laws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with the purpose and intent of this Article.

2

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 13th day of December, 2021. Linda Clegg, Director
Corporations, Securities & Commercial Licensing Bureau
Certificate Number: 21120463207

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

MERCANTILE BANK CORPORATION

Mercantile Bank Corporation, a corporation organized and existing under the laws of the State of Michigan (the "Corporation"), in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, does hereby certify:

The board of directors of the Corporation (the "Board of Directors") or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on May 7, 2009 creating a series of 21,000 shares of Preferred Stock of the Corporation designated as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A".

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 21,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)    "Common Stock" means the common stock (no par value per share) of the Corporation.

(b)    "Dividend Payment Date'' means February 15, May 15, August 15 and November 15 of each year.

(c)    "Junior Stock" means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)    "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

(e)    "Minimum Amount" means $5,250,000.

(f)    "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)    "Signing Date" means the Original Issue Date.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

IN WITNESS WHEREOF, Mercantile Bank Corporation has caused this Certificate of Designations to be signed by Robert B. Kaminski, Jr., its Executive Vice President, Chief Operating Officer and Secretary, this 8th day of May, 2009.

Mercantile Bank Corporation

By:	/s/ Robert B. Kaminski, Jr.
Robert B. Kaminski, Jr.

Title: Executive Vice President, Chief Operating Officer and Secretary

2

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)        "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)        “Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C Section 1813(q)), or any successor provision.

(c)        "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

(d)        "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e)        “Bylaws" means the bylaw of the Corporation, as they may be amended from time to time.

(f)         “Certificate of Designations" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)        "Charter" means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

(h)        “Dividend Period" has the meaning set forth in Section 3(a).

(i)         ''Dividend Record Date" has the meaning set forth in Section 3(a).

(j)         “Liquidation Preference" has the meaning set forth in Section 4(a).

(k)        “Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

(l)         “Preferred Director" has the meaning set forth in Section 7(b).

(m)       ''Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n)      "Qualified Equity Offering'' means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier I capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o)        “Share Dilution Amount" has the meaning set forth in Section 3(b).

(p)        “Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q)        “Successor Preferred Stock" has the meaning set forth in Section 5(a).

(r)         “Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)         Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)      Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid; dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a brokerdealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; any dividends or distributions of rights or Junior Stock in connection with a stockholders rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably, adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a)        Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

(b)       Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)       Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)       Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a)       Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)        No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock

(c)       Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date: (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)       Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)       Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)       Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)        General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)      Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)       Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)           Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)          Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)         Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)      Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)      Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid or if given in such other manner as may be permitted in this Certificate of Designations in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that, become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights. preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 13th day of December, 2021. Linda Clegg, Director
Corporations, Securities & Commercial Licensing Bureau
Certificate Number: 21120463401

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.

Michigan Department of

Licensing and Regulatory Affairs

Filing Endorsement

This is to Certify that the

CERTIFICATE OF MERGER

for

MERCANTILE BANK CORPORATION

ID Number: 478801

received by facsimile transmission on May 29, 2014, is hereby endorsed filed on

May 29, 2014, by the Administrator.

The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Effective Date: June 1, 2014

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 11th day of July, 2014.

, Director
Corporations, Securities & Commercial Licensing Bureau

CLCS/CD-550m (Rev. 09/21)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU
Date Received ☐
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name Daniel C. Persinger, Warner Norcross & Judd LLP
Address 900 Fifth Third Center, 111 Lyon Street NW
City State ZIP Code Grand Rapids Michigan 49503	EFFECTIVE DATE:
Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.	Expiration date for new assumed names: December 31,
Expiration date for transferred assumed names appear in item 6

CERTIFICATE OF MERGER

Cross Entity Merger for use by Corporations, Limited Liability Companies,

and Limited Partnerships

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), Act 23, Public Acts of 1993 (limited liability companies) and Act 213, Public Acts of 1982 (limited partnerships), the undersigned entities execute the following Certificate of Merger:

1.	The Plan of Merger (Consolidation) is as follows:

a.	The name of each constituent entity and its identification number is:

	Mercantile Bank Corporation	478801

	Firstbank Corporation	296389

b.	The name of the surviving (new) entity and its identification number is:

	Mercantile Bank Corporation	478801

	Corporations and Limited Liability Companies provide the street address of the survivor's principal place of business:
	310 Leonard Street NW, Grand Rapids, Michigan 49504

2.	(Complete only if a later effective date is desired other than the date of filing. The date must be no more than 90 days after the receipt of this document in this office.)

The merger (consolidation) shall be effective on the 1st day of June, 2014 at , 12:01 am

Complete for Profit Corporations Only

For each constituent stock corporation, state:
Name of corporation	Designation and number of outstanding shares in each class or series	Indicate class oi series of shares entitled to vote	Indicate class or series entitled to vote as a class
Mercantile Bank Corporation	Common Stock, no par value, 8,741,453 shares outstanding Preferred Stock, 0 shares outstanding	Common Stock	None
Firstbank Corporation	Common Stock, no par valve, 8,087,921.7276 shares outstanding Preferred Stock, 0 shares outstanding	Common Stock	None

If the number of shares is subject to change prior to the effective date of the merger or consolidation, the manner in which the change may occur is as follows:

Mercantile Bank Corporation may issue additional shares of Mercantile Bank
Corporation Common Stock pursuant the exercise of stock options awarded under any stock incentive plans of Mercantile Bank Corporation, and may accept shares for cancellation in connection with the payment of any tax withholding obligation or stock option exercise price,
Firstbank Corporation may issue additional shares of Firstbank Corporation Common Stock pursuant to the exercise of stock options awarded under any stock incentive plans of Firstbank Corporation; and may accept shares for cancellation in connection with the payment of any tax withholding obligation or stock option exercise price.

The manner and basis of converting shares are as follows: Upon completion of the merger, each share of Firstbank Corporation common stock outstanding immediately prior to the effective time will, without any action on the part of any Shareholder, be converted automatically into the right to receive 1.00 validly issues, fully paid and non-assessable shares of Mercantile Bank Corporation common stock. Attached as Exhibit A is Article 11 of the Agreement and Plan of Merger, which is here incorporated by reference. All capitalized terms in the attached Exhibit A not defined in such exhibit have the meanings set forth in the Agreement and Plan of Merger.

The amendments to the Articles, or a restatement of the Articles, of the surviving corporation to be effected by the merger are as follows: Please see Exhibit B attached hereto which, sets forth Article Ill of the Articles of Incorporation, as amended.

The Plan of Merger will be furnished by the surviving profit corporation, on request and without cost, to any shareholder of any constituent profit corporation.

The merger is permitted by the state or country under whose law it is incorporated and each foreign corporation has complied with that law in effecting the merger.

Complete either Section (a) or (b) for each corporation)
a)	The Plan of Merger was approved by unanimous consent of the incorporators of , a Michigan corporation which has not commenced business, has not issued any shares, and has not elected a Board of Directors.

	(Signature of lncorporator)	(Type or Print Name)		(Signature of lncorporator)	(Type or Print Name)

	(Signature of lncorporator)	(Type or Print Name)		(Signature of lncorporator)	(Type or Print Name)

b)	The plan of merger was approved by:
the Board of Directors of , the surviving Michigan corporation, without approval of the shareholders in accordance with Section 703a of the Act.

x the Board of Directors and the shareholders Of the following Michigan corporation(s) in accordance with Section703a of the Act.

Mercantile Bank Corporation

Firstbank Corporation

By:	/s/ Michael H. Price		By:	/s/ Thomas R. Sullivan
	(Signature of Authorized Officer or Agent)			(Signature of Authorized Officer or Agent)

	Michael H. Price			Thomas R. Sullivan
	(Type or Print Name)			(Type or Print Name)

	Mercantile Bank Corporation			Firstbank Corporation
	(Name of Corporation)			(Name of Corporation)

Name of person or organization remitting fees

Preparer’s Name Daniel C. Persinger	Warner Norcross & Judd LLP

Business telephone number: (616) 752-2000

EXHIBIT A

ARTICLE II

Effect of Merger on Capital Stock

2.1         Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Firstbank, Mercantile or any other Person:

2.1.1         Cancellation of Excluded Shares. Each share of Firstbank Common Stock that is owned by Firstbank (or by any of its wholly owned Subsidiaries) or Mercantile (or by any of its wholly owned Subsidiaries) (collectively, the "Excluded Shares") immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

2.1.2         Conversion of Common Stock. Each share of Firstbank Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive 1.00 (the “Exchange Ratio”) fully paid and nonassessable share of Mercantile Common Stock (the “Merger Consideration”), where upon such shares of Firstbank Common Stock will no longer be outstanding and all rights with respect to such shares of Firstbank Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

2.2         Stock Plans.

2.2.1         Firstbank and Mercantile shall take all requisite action so that, as of the Effective Time, each Firstbank Stock Option and share of Firstbank Restricted Stock (each, an "Award''), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Firstbank Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award with respect to a number of shares of Mercantile Common Stock equal to the product of (a) the aggregate number of shares of Firstbank Common Stock subject to such Award, multiplied by (b) the Exchange Ratio (as converted, a “Converted Stock-Based Award”). The value of any fractional shares related to any Converted Stock-Based Award shall be paid in cash at the time such Converted Stock-Based Award is otherwise settled pursuant to its terms. As of the Effective Time, Mercantile will assume each of the Firstbank Stock plans.

2.2.2         All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Firstbank Stock Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided in this Plan of Merger. The exercise or strike price (if any) per share of Mercantile Common Stock applicable to any Converted Stock-Based Award which was a Firstbank Stock Option shall be equal to (a) the per share exercise price of such Award immediately prior to the Effective Time divided by (b) the Exchange Ratio. Prior to the Effective Time, Firstbank shall make such amendments and take such other actions with respect to the Firstbank Stock Plans as shall be necessary to effect the adjustment referred to in this Section 2.2, including notifying all participants in the Firstbank Stock Plans of such adjustment.

2.2.3         Mercantile shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Mercantile Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 2.2. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Mercantile Common Stock to be registered and issuable under Converted StockBased Awards, Mercantile shall file a post-effective amendment to the Registration Statement or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Mercantile Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

2.2.4         Each share of Firstbank Restricted Stock shall vest as of the Effective Time and be converted into a share of Mercantil e Common Stock on the same basis as other shares of Firstbank Common Stock pursuant to this Section 2.2. Each holder of Firstbank Restricted Stock which is converted pursuant to this Section 2.2 shall be permitted to surrender shares of Mercantile Common Stock in satisfaction of applicable Tax withholding obligations.

2.3         Surrender of Shares

2.3.1         Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Mercantile shall deposit with a bank or trust company designated by Mercantile and reasonably satisfactory to Firstbank (the “Exchange Agent”), for the benefit of the holders of Firstbank Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held at Book-Entry Shares, shares of Mercantile Common Stock, in the aggregate amount equal to the number of shares of Mercantile Common Stock to which holders of Firstbank Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, Mercantile shall deposit with the Exchange Agent, prior to or at the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.7 and payment of any dividends or other distributions payable pursuant to Section 2.4. All such shares of Mercantile Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.3.1 is referred to as the “Exchange Fund.”

2.3.2         Exchange Procedure. As soon as reasonably practicable after the Effective Time, Mercantile shall cause the Exchange Agent to mail to each holder of record of shares of Firstbank Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Mercantile Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.7, and (c) any dividends or distributions payable pursuant to Section 2.4. and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

In the event of a transfer of ownership of Firstbank Common Stock that is not registered in the transfer records of Firstbank, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Mercantile, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consolidation, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

2.4         Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Mercantile Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Mercantile Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Mercantile Common Stock shall be paid to any such holder pursuant to Section 2.7 until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of whole shares of Mercantile Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Mercantile Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Mercantile Common Stock to which such holder is entitled pursuant to Section 2.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Mercantile Common Stock

2.5         Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Mercantile, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Mercantile for, and Mercantile shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, in accordance with this Article II.

2.6         No Further Ownershlip Rights in Firstbank Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Firstbank Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Firstbank shall be closed, and there shall be no further registration of transfers on the share transfer books of Firstbank of shares of Firstbank Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Firstbank Common Stock, except as otherwise provided in this Plan of Merger or by applicable law.

2.7        No Fractional Shares. No certificates or scrip representing fractional shares of Mercantile Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Mercantile shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Mercantile Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Mercantile Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Mercantile Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Mercantile Common Stock multiplied by (b) the closing price for a share of Mercantile Common Stock as reported on NASDAQ on the Trading day immediately before the date on which the Effective Time occurs.

2.8         No Liability. To the fullest extent permitted by applicable Law, none of Firstbank, Mercantile, the Surviving Corporation or the Exchange Agent will be liable to any Firstbank Shareholder or any other Person in respect to any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Firstbank Shareholders as of the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Mercantile free and clear of any claims or interest of any Person previously entitled thereto.

2.9         Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Mercantile or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Mercantile or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shores of Firstbank Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Mercantile or the Exchange Agent, as the case may be, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Mercantile or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Mercantile of the Exchange Agent with respect to such Certificate.

2.10       Withholding Rights. Mercantile shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Mercantile, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Mercantile.

2.11       Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Mercantile from time to time provided that no gain or loss thereon shall affect the amounts payable or the timing of the amounts payable to Firstbank Shareholders pursuant to this Article II. The Exchange Fund shall not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments shall be for Mercantile's account.

2.12       Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Mercantile Common Stock or Firstbank Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Mercantile Common Stock or Firstbank Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Firstbank Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event.

EXHIBIT B

ARTICLE III

Capital Stock

The total number of shares of all classes of stock which the corporation shall have authority to issue is 41,000,000 shares which shall be divided into two classes as follows:

(1)	1,000,000 shares of Preferred Stock (Preferred Stock); and
(2)	40,000,000 shares of Common Stock (Common Stock).

The designations and the powers, preferences and relative, participating optional or other special rights, and the qualifications and limitations or restrictions of the above classes of stock shall be as follows:

A. Preferred Stock

1.          Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine.

2.         The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restriction thereof, as shall be stated and expressed in the resolution or resolutions providing for the issues thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a)        The designation of such series and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

(b)        The dividend rate or rates on the shares of such series and the preference or relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what condition such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

(c)       Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporations, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

(d)       The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(e)        Whether the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

(f)      Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(g)       The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more directors, or additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

(h)        Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

(i)         Any other preferences, privileges and powers and relative, participating, option or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

3.          Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Section A, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock.

4.         Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Business Corporation Act of the State of Michigan, be given the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

B. Common Stock

1.          Except as otherwise required by law or by any amendment to these Articles of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by him of record on the books of the corporation on all matters voted upon by the shareholders.

2.        Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

3.         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be dissolution, liquidation of winding up of the corporation for the purposes of this paragraph.

4.         Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred Stock or any obligation of the corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (ii) upon exercise of any options, warrants or rights at the time outstanding to purchase shares of Common Stock.

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 13th day of December, 2021. Linda Clegg, Director
Corporations, Securities & Commercial Licensing Bureau
Certificate Number: 21120463702

Verify this certificate at: URL to eCertificate Verification Search http://www.michigan.gov/corpverifycertificate.